                     AMENDMENT TO GLOBAL CUSTODY AGREEMENT


AMENDMENT, dated May 13/th/, 1996, to the December 16, 1991 global custody agreement ("Agreement") between The Chase Manhattan Bank, N.A. ("Bank") and The Govett Funds, Inc. ("Customer"),

     It is hereby agreed as follows:

     1. Unless otherwise provided for herein, all terms and conditions of the Agreement are expressly incorporated herein by reference and except as modified hereby, the Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Agreement.

     2. With respect to domestic U.S. and Canadian Securities (the latter if held in DTC), the following provisions will apply rather than the pertinent provisions of Section 8 of the Agreement:

     The Bank will send to the Customer or the Authorized Person for a Custody Account, such proxies (signed in blank, if issued in the name of the Bank's nominee or the nominee of a central depository) and communications with respect to Securities in the Custody Account as call for voting or relate to legal proceedings within a reasonable time after sufficient copies are received by the Bank for forwarding to its customers. In addition, the Bank will follow coupon payments, redemptions, exchanges or similar matters with respect to Securities in the Custody Account and advise the Customer or the Authorized Person for such Account of rights issued, tender offers or any other discretionary rights with respect to such Securities, in each case, of which the Bank has received notice from the issuer of the Securities, or as to which notice is published in publications routinely utilized by the Bank for this purpose.

     IN WITNESS WHEREOF, the parties have executed this AMENDMENT as of the date first above written.


THE GOVETT FUNDS, INC.                        THE CHASE MANHATTAN BANK, N.A.

     /s/ Colin Kreidewolf                          /s/ Richard A. Warne
By: -------------------------                 By: --------------------------

Name:  Colin Kreidewolf                       Name:  Richard A. Warne
Title: Treasurer                              Title: Vice President
Date:  5.10.96                                Date:  13.5.96

AMENDMENT, dated November , 1996, to the December 16, 1991 Global Custody Agreement ("Agreement"), between THE CHASE MANHATTAN BANK and THE GOVETT FUNDS, INC.

     It is hereby agreed as follows:

     Section 1. Except as modified hereby, the Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meaning ascribed to them in the Agreement.

     Section 2. The Agreement is amended by adding the following at the end of existing (S)4(d):

     Where Securities are deposited by a Subcustodian with a securities depository, Bank shall cause the Subcustodian to identify on its books as belonging to Bank, as agent, the Securities shown on the Subcustodian's account on the books of the securities depository.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


THE GOVETT FUNDS, INC.                          THE CHASE MANHATTAN BANK

     /s/ Colin Kreidewolf                            /s/ Richard A. Warne
By: ------------------------------              By: ----------------------------

Name:  Colin Kreidewolf                         Name:  Richard A. Warne
Title: Treasurer & Vice President               Title: Vice President
Date:  6.19.97                                  Date:  15/5/97

     AMENDMENT, dated 25/th/ November, 1997 to the December 16, 1991 custody agreement, as amended ("Agreement"), between The Govett Funds, Inc. ("Customer"), having a place of business at 600 Montgomery Street, San Francisco CA 94111 U.S.A. and The Chase Manhattan Bank ("Bank"), having a place of business at 270 Park Ave., New York, N.Y. 10017-2070, U.S.A.

     It is hereby agreed as follows:

     Section 1. Except as modified hereby, the Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

     Section 2. The Agreement is amended as follows by adding the following as new (S)15:

     "Unless the context clearly requires otherwise, the following words shall have the meanings set forth below when used herein:

          "(a)   "CMBI" shall mean Chase Manhattan Bank International, an
indirect wholly-owned subsidiary of Bank, located in Moscow, Russia, and any nominee companies appointed by it.

          "(b)   "International Financial Institution" shall mean any bank in the top 1,000 (together with their affiliated companies) as measured by "Tier 1" capital or any broker/dealer in the top 100 as measured by capital.

          "(c)   "Negligence" shall mean the failure to exercise "Reasonable
Care".

          "(d)   "No-Action Letter" shall mean the response of the Securities and Exchange Commission's Office of Chief Counsel of Investment Management, dated April 18, 1995, in respect of the Templeton Russia Fund, Inc. (SEC Ref. No. 95-151-CC, File No. 811-8788) providing "no-action" relief under (S)17(f) of The Investment Company Act of 1940, as amended, and SEC Rule 17f-5 thereunder, in connection with custody of such Templeton Russia Fund, Inc.'s investments in Russian Securities.

          "(e)   "Reasonable Care" shall mean the use of reasonable custodial practices under the applicable circumstances as measured by the custodial practices then prevailing in Russia of International Financial Institutions acting as custodians for their institutional investor clients in Russia.

          "(f)   "Registrar Company" shall mean any entity providing share
registration services to an issuer of Russian Securities.

          "(g)   "Registrar Contract" shall mean a contract between CMBI and a
Registrar Company (and as the same may be amended from time to time) containing, inter alia, the contractual provisions described at paragraphs (a)-(e) on pps.
----------
5-6 of the No-Action Letter.

          "(h)   "Russian Security" shall mean a Security issued by a Russian issuer.

          "(i)   "Share Extract" shall mean: (1) an extract of its share
registration books issued by a Registrar Company indicating an investor's ownership of a security; and (2) a form prepared by CMBI or its agent in those cases where a Registrar Company is unwilling to issue a Share Extract.

     Section 3. Section 6(a) of the Agreement is amended by adding the following at the end thereof: "With respect to Russia, payment for Russian Securities shall not be made prior to the issuance and receipt of the Share Extract (as defined in Section 15(i)(1)) relating to such Russian Security. Delivery of Russian Securities may be made in accordance with the customary or established securities trading or securities processing practices and procedures in Russia. Delivery of Russian Securities may also be made in any manner specifically required by Instructions acceptable to the Bank. Customer shall promptly supply such transaction and settlement information as may be requested by Bank or CMBI in connection with particular transactions."

     Section 4. Section 8 of the Agreement is amended by adding a new paragraph to the end thereof as follows: "It is understood and agreed that Bank need only use its reasonable efforts with respect to performing the functions described in the (S)8 with respect to Russian Securities (except that Bank shall use Reasonable Care with respect to its duties to transmit information to Customer), it being understood that proxy voting services are not available. To the extent that Bank receives proxy materials (whether or not received in a timely fashion), it will forward the same to Customer upon request and without translation."

     Section 5. Section 12(a)(i) of the Agreement is amended with respect to Russian custody by deleting the phrase "reasonable care" wherever it appears and substituting, in lieu thereof, the phrase "Reasonable Care".

     Section 6. Section 12(a)(i) of the Agreement is further amended with respect to Russian custody by inserting the following at the end of the first sentence thereof: "; provided that, with respect to Russian Securities, Bank's responsibilities shall be limited to safekeeping relevant Share Extracts."

     Section 7. Section 12(a)(i) of the Agreement is further amended with respect to Russian custody by inserting the following after the second sentence thereof: "Delegation by Bank to CMBI shall not relieve Bank of any responsibility to Customer for any loss due to such delegation, and Bank shall be liable for any loss or claim arising out of or in connection with the performance by CMBI of such delegated duties to the same extent as if Bank had itself provided the custody services hereunder. In connection with the foregoing, neither Bank nor CMBI shall assume responsibility for, and neither shall be liable for, any action or inaction of any Registrar Company and no Registrar Company shall be, or shall be deemed to be, Bank, CMBI, a Subcustodian, a securities depository or the employee, agent or personnel of any of the foregoing. To the extent that CMBI employs agents to perform any of the functions to be performed by Bank or CMBI with respect to Russian Securities, neither Bank or CMBI shall be responsible for any act, omission, default or for the solvency of any such agent unless the appointment of such agent was made with Negligence or in bad faith, except that where Bank or CMBI uses (i) an affiliated nominee or (ii) an agent to perform the share registration or share confirmation functions described in paragraphs (a)-(e) on pps. 5-6 of the No-Action Letter, and, to the extent applicable to CMBI, the share registration functions described on pps. 2-3 of the No-Action Letter, Bank and CMBI shall be liable to Customer as if CMBI were responsible for performing such services itself."

     Section 8. Section 12(a)(ii) is amended with respect to Russian custody by deleting the word "negligently" and substituting, in lieu thereof, the word "Negligently".

     Section 9. Section 12(a)(iii) is amended with respect to Russian custody by deleting the word "negligence" and substituting, in lieu thereof, the word "Negligence".

     Section 10. Add a new Section 16 to the Agreement as follows:

          "(a)    Bank will advise Customer (and will update such advice from time to time as changes occur) of those Registrar Companies with which CMBI has entered into a Registrar Contract. Bank shall cause CMBI both to monitor each Registrar Company and to promptly advise Customer and its investment advisor when CMBI has actual knowledge of the occurrence of any one or more of the events described in paragraphs (i)-(v) on pps. 8-9 of the No-Action Letter with respect to a Registrar Company that serves in that capacity for any issuer the shares of which are held by Customer.

          "(b)    Where Customer is considering investing in the Russian
Securities of an issuer as to which CMBI does not have a Registrar Contact with the issuer's Registrar Company, Customer may request that Bank ask that CMBI both consider whether it would be willing to attempt to enter into such a Registrar Contract and to advise Customer of its willingness to do so. Where CMBI has agreed to make such an attempt, Bank will advise customer of the occurrence of any one or more of the events described in paragraphs (i)-(iv) on pps. 8-9 of the No-Action Letter of which CMBI has actual knowledge.

          "(c)    Where Customer is considering investing in the Russian
Securities of an issuer as to which CMBI has a Registrar Contract with the issuer's Registrar Company, Customer may advise Bank of its interest in investing in such issuer and, in such event, Bank will advise Customer of the occurrence of any one or more of the events described in paragraphs (i)-(v) on pps. 8-9 of the No-Action Letter of which CMBI has actual knowledge."

     Section 11. Add a new Section 17 to the Agreement as follows: "Customer shall pay for and hold Bank and CMBI harmless from any liability or loss resulting from the imposition or assessment of any taxes (including, but not limited to, state, stamp and other duties) or other governmental charges, and any related expenses incurred by Bank, CMBI or their respective agents with respect to income on Customer's Russian Securities."

     Section 12. Add a new Section to the Agreement as follows: "Customer acknowledges and agrees that CMBI may not be able, in given cases and despite its reasonable efforts, to obtain a Share Extract from a Registrar Company and CMBI shall not be liable in any such event including with respect to any losses resulting from such failure."

     Section 13. Add a new Section 19 to the Agreement as follows: "Customer acknowledges that it has received, reviewed and understands Bank's market report for Russia, including, but not limited to, the risks described therein."

     Section 14. Add a new Section 20 to the Agreement as follows: "Subject to the cooperation of a Registrar Company, for at least the first two years following CMBI's first use of a Registrar Company, Bank shall cause CMBI to conduct share confirmations on at least a quarterly basis, although thereafter confirmations may be conducted on a less frequent basis is Customer's Board of Director's, in consultation with CMBI, determines it to be appropriate."

     Section 15. Add a new Section 21 to the Agreement as follows: "Bank shall cause CMBI to prepare for distribution to Customer's Board of Directors a quarterly report identifying: (i) any concerns it has regarding the Russian share registration system that should be brought to the attention of the Board of Directors; and (ii) the steps CMBI has taken during the reporting period to ensure that Customer's interests continue to be appropriately recorded."

     Section 16. Add a new Section 22 to the Agreement as follows: "Except as provided in new (S)16(b), the services to be provided by Bank hereunder will be provided only in relation to Russian Securities for which CMBI has entered into a Registrar Contract with the relevant Registrar Company."


     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THE GOVETT FUNDS, INC.                         THE CHASE MANHATTAN BANK

    /s/ Colin Kreidewolf                           /s/ Richard A. Warne
By: --------------------------                 By: ----------------------------

Name:  Colin Kreidewolf                        Name:  Richard A. Warne
Title: Treasurer                               Title: Vice President
Date:  25/11/97                                Date:  25/11/97